Exhibit (a)(5)(C)

Nestlé announces results of tender offer for Aimmune Therapeutics, Inc.

October 13, 2020 — Société des Produits Nestlé S.A. (“Nestlé”) today announced the results of the tender offer by its wholly-owned subsidiary, SPN MergerSub, Inc. (“Purchaser”), to purchase all of the outstanding shares (“Shares”) of common stock of Aimmune Therapeutics, Inc. (Nasdaq: AIMT) (“Aimmune”), other than any Shares held by Nestlé and its affiliates, for a price of USD 34.50 per Share (the “Offer Price”), net to the seller thereof in cash, without interest and subject to any withholding taxes (the “Offer”), which was made upon the terms and subject to the conditions set forth in the Offer to Purchase (the “Offer to Purchase”) and related Letter of Transmittal. The Offer expired at 12:00 midnight, Eastern time, on October 9, 2020 (such time and date, the “Expiration Date”).

Equinity Trust Company, the depositary for the Offer, has advised Nestlé that, as of the Expiration Date, 43,435,583 Shares were validly tendered and not withdrawn pursuant to the Offer, which represents, when added to the Shares owned by Nestlé and its wholly-owned subsidiaries, approximately 84% of the outstanding Shares as of the Expiration Date. The minimum tender condition to the consummation of the Offer set forth in the Offer to Purchase has been satisfied.

Pursuant to the terms of the Offer to Purchase, Nestlé today intends to cause Purchaser to irrevocably accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer and to promptly pay for such Shares. Following such acceptance, Nestlé today intends to cause Purchaser to be merged with and into Aimmune (the “Merger”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware without a vote of Aimmune’s stockholders, with Aimmune continuing as the surviving corporation. At the effective time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than (i) Shares owned by Nestlé or Purchaser, (ii) Shares held in the treasury of Aimmune or owned by any wholly owned subsidiary of Aimmune and (iii) Shares as to which the holder thereof has properly exercised appraisal rights under Delaware law) will, without any further action on the part of the holder of such Share, be converted into the right to receive an amount in cash per Share equal to the Offer Price, without any interest and subject to the withholding of taxes, payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share.

Forward-Looking Statements

The statements included above that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements. These forward-looking statements include without limitation statements regarding the planned completion of the transactions contemplated by the Agreement and Plan of Merger, dated August 29, 2020, by and among Nestlé, Purchaser and Aimmune.

Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing and completion of the Offer and the Merger; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, vendors and other business partners; the risk that stockholder litigation in connection with the Offer or the Merger may result in significant costs of defense, indemnification and liability; and risks and uncertainties pertaining to Aimmune’s business, including the risks and uncertainties detailed in Aimmune’s public periodic filings with the SEC, as well as the tender offer materials filed by Nestlé and Purchaser and the Solicitation/Recommendation Statement filed by Aimmune in connection with the tender offer. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and neither Nestlé nor Purchaser undertake any obligation to revise or update these statements to reflect events or circumstances after the date hereof, except as required by law.

About Nestlé Health Science

Nestlé Health Science (NHSc), a global business unit of Nestlé S.A., is a globally recognized leader in the field of nutritional science. At NHSc we are committed to empowering healthier lives through nutrition for consumers, patients and their healthcare partners. NHSc offers an extensive consumer health portfolio of industry-leading medical nutrition, consumer and VMS brands that are science-based solutions covering all facets of health from prevention, to maintenance, all the way through to treatment. NHSc is redefining the approach to the management of health in several key areas such as pediatric health, allergy, acute care, oncology, metabolic health, healthy aging, gastrointestinal health, and inborn errors of metabolism. Headquartered in Switzerland, NHSc employs over 5,000 people around the world who are committed to making a difference in people’s lives, for a healthier today and tomorrow. www.nestlehealthscience.com